As filed with the Securities and Exchange Commission on October 3, 2008
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PRG-Schultz International, Inc.
(Exact name of registrant as specified in its charter)

Georgia (State or other jurisdiction of incorporation or organization)	58-2213805 (I.R.S. Employer Identification No.)
600 Galleria Parkway, Suite 100, Atlanta, Georgia 30339
(Address of principal executive offices, including zip code)
PRG-Schultz International, Inc. 2008 Equity Incentive Plan
2005 Employment Inducement Grant
(Full title of the plans)

Victor A. Allums
PRG-Schultz International, Inc.
600 Galleria Parkway
Suite 100
Atlanta, Georgia 30339
(Name and address of agent for service)
(770) 779-3900
(Telephone number, including area code, of agent for service)

COPY TO:
David W. Ghegan, Esq.
Troutman Sanders LLP
600 Peachtree Street, N.E., Suite 5200
Atlanta, Georgia 30308
(404) 885-3139
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
	Amount to be	Offering Price Per	Aggregate Offering	Amount of
Title of Securities to be Registered	Registered[1]	Share	Price	Registration Fee
Common Stock, no par value per share	1,226,047[2]	$8.33[3]	$10,212,971.51	$401.37
Common Stock, no par value per share	85,460[4]	$9.87	$843,490.20	$33.15
Common Stock, no par value per share	688,493[5]	$9.51	$6,547,568.43	$257.32
Common Stock, no par value per share	50,000[6]	$2.80	$140,000.00	$5.51

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also includes an indeterminate number of additional shares that may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	Represents shares of common stock reserved for issuance pursuant to equity awards available for grant (but not yet granted) under the PRG-Schultz International, Inc. 2008 Equity Incentive Plan (the “2008 Plan”).
(3)	Pursuant to Rule 457(h)(1) under the Securities Act, the offering price is estimated solely for the purpose of calculating the registration fee on the basis of the average of the high and low prices of the registrant’s Common Stock as reported on the NASDAQ Global Select Market on October 2, 2008.
(4)	Represents shares of common stock reserved for issuance pursuant to equity awards granted under the 2008 Plan on May 29, 2008.
(5)	Represents shares of common stock reserved for issuance pursuant to equity awards granted under the 2008 Plan on September 17, 2008.
(6)	Represents shares of common stock reserved for issuance pursuant to options granted on November 11, 2005 to Peter Limeri as an inducement grant in connection with his employment.

Part I — Information Required in the Section 10(a) Prospectus
Part II — Information Required in the Registration Statement
SIGNATURES
EXHIBIT INDEX
EX-5.1
EX-23.1
EX-23.2

Part I — Information Required in the Section 10(a) Prospectus
Item 1. General Plan Information.
     The documents constituting Part I of this registration statement have been or will be sent or given to participants as specified by Rule 428 (b)(1) under the Securities Act of 1933 (the “Securities Act”). These documents and the documents incorporated by reference into this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
Item 2. Registrant Information and Employee Plan Annual Information.
     Upon written or oral request, PRG-Schultz International, Inc. (“PRG” or the “Registrant”) will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this registration statement which are incorporated by reference in the Section 10(a) prospectus. PRG will also provide, without charge, upon written or oral request, other documents required to be delivered to employees pursuant to Rule 428(b) under the Securities Act. Requests for the above mentioned information should be directed to PRG-Schultz International, Inc., 600 Galleria Parkway, Suite 100, Atlanta, Georgia 30339, telephone number (770) 779-3900.
Part II — Information Required in the Registration Statement
Item 3. Incorporation of Documents by Reference.
     The following documents filed by PRG with the Securities and Exchange Commission (the “Commission”) are hereby incorporated herein by reference:
•	Annual Report on Form 10-K for the year ended December 31, 2007, filed on March 12, 2008;
•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2008 filed on May 12, 2008;
•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2008 filed on August 6, 2008;
•	Current Reports on Form 8-K filed on February 14, 2008, April 3, 2008, June 4, 2008, August 20, 2008 and September 23, 2008; and
•	The description of PRG’s common stock contained in PRG’s Registration Statement on Form S-1 (Registration No. 333-134698) as declared effective by the Commission on August 15, 2006.
     In addition, all reports and documents subsequently filed by PRG pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and made a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.
Item 4. Description of Securities.
     Not Applicable.
Item 5. Interest of Named Experts and Counsel.
     Not Applicable.
Item 6. Indemnification of Directors and Officers.
     Legally Authorized Indemnification. Under PRG’s articles of incorporation, bylaws, and Georgia law, PRG may indemnify (or obligate itself to indemnify, pursuant to an agreement or otherwise) a director or officer for any liability or expenses incurred in any of several types of legal proceedings and lawsuits, whether threatened, pending or completed; whether civil, criminal, administrative, arbitrative, or investigative; and whether formal or informal.
     However, PRG may not indemnify any director or officer who has been adjudged liable or is subjected to injunctive relief for any of the following:
•	misappropriation of a business opportunity;
•	intentional misconduct or a knowing violation of law;
•	receipt of an improper personal benefit; or
•	an unlawful distribution to stockholders (meaning a dividend or other distribution that violates PRG’s articles of incorporation and/or certain capitalization requirements of Georgia law).
     Advancement or reimbursement of expenses prior to a final disposition requires a written affirmation that the foregoing criteria were met and an undertaking to repay any advances if it is ultimately determined that the criteria were not met.
     Legally Required Indemnification. Georgia law requires PRG to indemnify any director who was wholly successful in defense of the proceeding for his or her reasonable expenses incurred. PRG’s bylaws also require indemnification of officers and directors under these circumstances.
     Indemnification Required by Bylaws. PRG’s bylaws require PRG to indemnify its directors and officers against liability incurred in the defense of any proceeding, to which he or she was made a party by reason of the fact that he or she is or was a director or officer of PRG, if he or she acted in a manner he or she believed in good faith to be in, or not opposed to, the best interest of PRG, and with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. PRG is also required to provide advances of expenses incurred by a director or officer in defending such proceeding upon receipt of a written affirmation of such officer or director that he or she has met certain standards of conduct and an undertaking by or on behalf of such officer or director to repay such advances if it is ultimately determined that he or she is not entitled to indemnification by PRG.
     Indemnification required under PRG’s bylaws does not cover:
•	proceedings by (or in the right of) PRG for which a director or officer was adjudged liable; or
•	proceedings in which a director or officer was held liable for improper receipt of a personal benefit.
     However, because the indemnification required by the bylaws is nonexclusive, the foregoing limitation does not prevent PRG from indemnifying an officer or director for any liabilities other than those specifically prohibited by Georgia law, as discussed above under “Legally Authorized Indemnification.”
     Indemnification Agreements. PRG has entered into indemnification agreements with each of its directors and certain executive officers (each, an “Indemnitee”). Pursuant to such agreements, subject to the restrictions on indemnification imposed by Georgia law discussed above, under “Legally Authorized Indemnification,” PRG is required to indemnify each Indemnitee whenever he or she is or was a party or is threatened to be made a party to any proceeding (including without limitation any such proceeding brought by or in the right of PRG), because he or she is or was a director or officer of PRG (or because he or she is or was serving at the request of PRG in any of specified capacities for some other entity), or because of anything done or not done by the Indemnitee in such capacity, against expenses and liabilities (including the costs of any investigation, defense, settlement or appeal) actually and reasonably incurred by the Indemnitee or on his or her behalf in connection with such proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of PRG, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that an Indemnitee did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of PRG, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful. The agreements also provide that under certain circumstances all reasonable expenses incurred by or on behalf of such Indemnitee shall be advanced from time to time by PRG to the Indemnitee within a specified period after PRG’s receipt of a written request for an advance of expenses by such Indemnitee, whether prior to or after final disposition of a proceeding.
     Indemnification for Securities Law Liabilities. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling PRG pursuant to the foregoing provisions of the Georgia Business Corporation Code and PRG’s

articles of incorporation, bylaws and indemnification agreements entered into with each of its directors and certain executive officers, PRG has been informed that indemnification is considered by the Commission to be against public policy and therefore unenforceable.
     D&O Insurance. PRG currently maintains an insurance policy which insures the directors and officers of PRG against certain liabilities, including certain liabilities under the Securities Act.
     Elimination of Monetary Liability of Directors. Under PRG’s articles of incorporation, directors cannot be held personally liable to PRG or its stockholders for monetary damages, except liability for:
•	misappropriation of a business opportunity;
•	intentional misconduct or a knowing violation of law;
•	receipt of an improper personal benefit; or
•	an unlawful distribution to stockholders (meaning a dividend or other distribution that violates PRG’s articles of incorporation and/or certain capitalization requirements of Georgia law).
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.

Exhibit
Number	Description
3.1
Restated Articles of Incorporation of the Registrant, as amended and corrected through August 11, 2006 (restated solely for the purpose of filing with the Commission) (incorporated by reference to Exhibit 3.1 to the Registrant’s Form 8-K filed on August 17, 2006).

3.2	Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Form 8-K filed December 11, 2007).

4.1	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Form 10-K for the year ended December 31, 2001).

4.2	See Restated Articles of Incorporation and Amended and Restate Bylaws of the Registrant, filed as Exhibits 3.1 and 3.2, respectively.

Exhibit
Number	Description
4.3
Shareholder Protection Rights Agreement, dated as of August 9, 2000, between the Registrant and Rights Agent, effective May 1, 2002 (incorporated by reference to Exhibit 4.3 to the Registrant’s Form 10-Q for the quarterly period ended June 30, 2002).

4.3.1
First Amendment to Shareholder Protection Rights Agreement, dated as of March 12, 2002, between the Registrant and Rights Agent (incorporated by reference to Exhibit 4.3 to the Registrant’s Form 10-Q for the quarterly period ended September 30, 2002).

4.3.2
Second Amendment to Shareholder Protection Rights Agreement, dated as of August 16, 2002, between the Registrant and Rights Agent (incorporated by reference to Exhibit 4.3 to the Registrant’s Form 10-Q for the quarterly period ended September 30, 2002).

4.3.3
Third Amendment to Shareholder Protection Rights Agreement, dated as of November 7, 2005, between the Registrant and Rights Agent (incorporated by reference to Exhibit 4.1 to the Registrant’s Form 8-K filed on November 14, 2005).

4.3.4
Fourth Amendment to Shareholder Protection Rights Agreement, dated as of November 14, 2006, between the Registrant and Rights Agent (incorporated by reference to Exhibit 4.1 to the Registrant’s Form 8-K filed on November 30, 2005).

4.3.5
Fifth Amendment to Shareholder Protection Rights Agreement, dated as of March 16, 2006, between the Registrant and Rights Agent (incorporated by reference to Exhibit 4.9 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2005).

4.3.6
Sixth Amendment to Shareholder Protection Rights Agreement, dated as of September 17, 2007, between the Registrant and Rights Agent (incorporated by reference to Exhibit 4.1 to the Registrant’s Form 8-K filed on September 21, 2007).

4.4
Indenture dated as of March 17, 2006 governing the 10% Senior Convertible Notes due 2011, with Form of Note appended (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on March 23, 2006).

4.4.1	Supplemental Indenture to 10% Senior Convertible Notes Indenture dated September 4, 2007 (incorporated by reference to Exhibit 10.2 to the Registrant’s Form 8-K filed on September 5, 2007).

4.5
Indenture dated as of March 17, 2006 governing the 11% Senior Notes due 2011, with Form of Note appended (incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K filed on March 23, 2006).

4.5.1	Supplemental Indenture to 11% Senior Notes Indenture dated September 4, 2007 (incorporated by reference to Exhibit 10.1 to the Registrant’s Form 8-K filed on September 5, 2007).

5.1*	Opinion of Troutman Sanders LLP

Exhibit
Number	Description
23.1*	Consent of BDO Seidman, LLP

23.2*	Consent of KPMG LLP

23.3*	Consent of Troutman Sanders LLP (included in Exhibit 5.1 hereto)

24.1*	Power of Attorney (included as part of the signature page hereto)

99.1	PRG-Schultz International, Inc. 2008 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on June 4, 2008).

*	Filed herewith.
Item 9. Undertakings.
     (a) Rule 415 offerings. The undersigned registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of any offering.
     (b) Subsequent Documents Incorporated by Reference. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Indemnification of Officers, Directors and Controlling Persons. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Atlanta, State of Georgia, on this 3rd day of October, 2008.

PRG-SCHULTZ INTERNATIONAL, INC.
By:	/s/ James B. McCurry
James B. McCurry
President, Chief Executive Officer and Chairman of the Board (Principal Executive Officer)

POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James B. McCurry, Peter Limeri and Victor A. Allums, and each of them, such person’s true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement (including any post-effective amendments thereto), and to file the same, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and to perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he or she might or would do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or their substitutes may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act, this registration statement, has been signed by the following persons in the capacities and on the date indicated below.

Signature	Title	Date

/s/ James B. McCurry James B. McCurry	President, Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	October 3, 2008

/s/ Peter Limeri Peter Limeri	Chief Financial Officer and Treasurer (Principal Financial Officer)	October 3, 2008

Signature	Title	Date
/s/ Robert B. Lee Robert B. Lee	Controller (Principal Accounting Officer)	October 3, 2008

/s/ David A. Cole David A. Cole	Director	October 3, 2008

/s/ Patrick G. Dills Patrick G. Dills	Director	October 3, 2008

/s/ N. Colin Lind N. Colin Lind	Director	October 3, 2008

/s/ Philip J. Mazzilli, Jr. Philip J. Mazzilli, Jr.	Director	October 3, 2008

/s/ Steven Rosenberg Steven Rosenberg	Director	October 3, 2008

EXHIBIT INDEX

Exhibit
Number	Description
3.1
Restated Articles of Incorporation of the Registrant, as amended and corrected through August 11, 2006 (restated solely for the purpose of filing with the Commission) (incorporated by reference to Exhibit 3.1 to the Registrant’s Form 8-K filed on August 17, 2006).

3.2	Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Form 8-K filed December 11, 2007).

4.1	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Form 10-K for the year ended December 31, 2001).

4.2	See Restated Articles of Incorporation and Amended and Restated Bylaws of the Registrant, filed as Exhibits 3.1 and 3.2, respectively.

4.3
Shareholder Protection Rights Agreement, dated as of August 9, 2000, between the Registrant and Rights Agent, effective May 1, 2002 (incorporated by reference to Exhibit 4.3 to the Registrant’s Form 10-Q for the quarterly period ended June 30, 2002).

4.3.1
First Amendment to Shareholder Protection Rights Agreement, dated as of March 12, 2002, between the Registrant and Rights Agent (incorporated by reference to Exhibit 4.3 to the Registrant’s Form 10-Q for the quarterly period ended September 30, 2002).

4.3.2
Second Amendment to Shareholder Protection Rights Agreement, dated as of August 16, 2002, between the Registrant and Rights Agent (incorporated by reference to Exhibit 4.3 to the Registrant’s Form 10-Q for the quarterly period ended September 30, 2002).

4.3.3
Third Amendment to Shareholder Protection Rights Agreement, dated as of November 7, 2005, between the Registrant and Rights Agent (incorporated by reference to Exhibit 4.1 to the Registrant’s Form 8-K filed on November 14, 2005).

4.3.4
Fourth Amendment to Shareholder Protection Rights Agreement, dated as of November 14, 2006, between the Registrant and Rights Agent (incorporated by reference to Exhibit 4.1 to the Registrant’s Form 8-K filed on November 30, 2005).

4.3.5
Fifth Amendment to Shareholder Protection Rights Agreement, dated as of March 16, 2006, between the Registrant and Rights Agent (incorporated by reference to Exhibit 4.9 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2005).

Exhibit
Number	Description
4.3.6
Sixth Amendment to Shareholder Protection Rights Agreement, dated as of September 17, 2007, between the Registrant and Rights Agent (incorporated by reference to Exhibit 4.1 to the Registrant’s Form 8-K filed on September 21, 2007).

4.4
Indenture dated as of March 17, 2006 governing the 10% Senior Convertible Notes due 2011, with Form of Note appended (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on March 23, 2006).

4.4.1	Supplemental Indenture to 10% Senior Convertible Notes Indenture dated September 4, 2007 (incorporated by reference to Exhibit 10.2 to the Registrant’s Form 8-K filed on September 5, 2007).

4.5
Indenture dated as of March 17, 2006 governing the 11% Senior Notes due 2011, with Form of Note appended (incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K filed on March 23, 2006).

4.5.1	Supplemental Indenture to 11% Senior Notes Indenture dated September 4, 2007 (incorporated by reference to Exhibit 10.1 to the Registrant’s Form 8-K filed on September 5, 2007).

5.1*	Opinion of Troutman Sanders LLP

23.1*	Consent of BDO Seidman, LLP

23.2*	Consent of KPMG LLP

23.3*	Consent of Troutman Sanders LLP (included in Exhibit 5.1 hereto)

24.1*	Power of Attorney (included as part of the signature page hereto)

99.1	PRG-Schultz International, Inc. 2008 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on June 4, 2008).

*	Filed herewith.